Exhibit 99.5

VALASSIS COMMUNICATIONS, INC.

Offer to Exchange

Registered 6 5/8% Senior Notes due 2021

For a Like Principal Amount of

Outstanding, Unregistered 6 5/8% Senior Notes due 2021

Pursuant to the Prospectus Dated                     , 2011

To Our Clients:

Enclosed for your consideration are a prospectus, dated                    , 2011 (the “Prospectus”), and a letter of transmittal (the “Letter of Transmittal”) relating to the offer (the “exchange offer”) of Valassis Communications, Inc., a Delaware corporation (the “Company”), to exchange up to $260,000,000 aggregate principal amount of its 6 5/8% Senior Notes due 2021, which have been registered under the Securities Act of 1933, as amended (the “exchange notes”), for its outstanding, unregistered 6 5/8% Senior Notes due 2021, which have certain transfer restrictions (the “original notes”), upon the terms and subject to the conditions described in the Prospectus and the related Letter of Transmittal. The exchange notes will be guaranteed by certain subsidiaries of the Company (the “Guarantors”) as set forth in the Prospectus. The exchange offer is intended to satisfy certain obligations of the Company contained in the Registration Rights Agreements, dated as of January 28, 2011, between the Company, the subsidiary guarantors party thereto and the initial purchasers referred to therein.

This material is being forwarded to you as the beneficial owner of the original notes held by us for your account but not registered in your name. A tender of such original notes may only be made by us as the holder of record and pursuant to your instructions unless you obtain a properly completed bond power from us or arrange to have the original notes registered in your name.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the original notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Please forward your instructions to us as promptly as possible in order to permit us to tender the original notes on your behalf in accordance with the provisions of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on                    , 2011 (the “Expiration Date”), unless extended by the Company. Any original notes tendered pursuant to the exchange offer may be withdrawn, subject to the procedures described in the Prospectus, any time before 5:00 p.m., New York City time, on the Expiration Date.

Your attention is directed to the following:

1.	The exchange offer is for any and all of the original notes.

2.	The exchange offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”

3.	The exchange offer expires at 5:00 p.m., New York City time, on the Expiration Date, unless extended by the Company.

If you wish to have us tender your original notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. We urge you to read the Prospectus and Letter of Transmittal carefully before instructing us as to whether or not to tender your original notes.

The enclosed Letter of Transmittal is furnished to you for information only and may not be used by you to tender original notes held by us unless you obtain a properly completed bond power from us or arrange to have the original notes registered in your name.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the exchange offer made by the Company with respect to the original notes.

This will instruct you to tender the principal amount of the original notes indicated below held by you for the account of the undersigned upon and subject to terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

Please tender the original notes held by you for the account of the undersigned as indicated below:

Aggregate Principal Amount of Original Notes

6 5/8% Senior Notes due 2021 of Valassis Communications, Inc.
(Must be in Integral Multiples of $1,000)

☐	Please do not tender any original notes held by you

for the account of the undersigned

If the undersigned instructs you to tender the original notes held by you for the account of the undersigned, it is understood that you are authorized (a) to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner of the original notes, including but not limited to the representations that the undersigned (i) is not an “affiliate,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), of the Company or the Guarantors, (ii) is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person or entity to participate in, a distribution of the exchange notes, (iii) is acquiring the exchange notes in the ordinary course of its business, (iv) is not a broker-dealer tendering original notes acquired for its own account directly from the Company, and (v) is not acting on behalf of any person or entity who could not truthfully make the foregoing representations. If a holder of the original notes is an affiliate of the Company or the Guarantors, is not acquiring the exchange notes in the ordinary course of its business, is engaged in or intends to engage in a distribution of the exchange notes to be acquired pursuant to the exchange offer or is a broker-dealer who acquired the original notes for its own account directly from the Company, such holder may not rely on the applicable interpretations of the staff of the United States Securities and Exchange Commission relating to exemptions from the registration and prospectus delivery requirements of the Securities Act and must comply with such requirements in connection with any secondary resale transaction.

Dated: , 2011
(Signature(s))

(Please Print Name(s) Here)

(Address(es))

(Area Code(s) and Telephone Number(s))

(Tax Identification or Social Security Number(s))

None of the original notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the original notes held by us for your account.